AMENDMENT NO. 3 TO THE RIGHTS AGREEMENT

THIS AMENDMENT NO. 3 TO THE RIGHTS AGREEMENT (this “Amendment”) is made as of September 9, 2006 by and between TECHNITROL, INC., a Pennsylvania corporation (the “Company”), and Registrar and Transfer Company, a New Jersey corporation (the “Rights Agent”).

BACKGROUND

WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of August 30, 1996, an Amendment No.1 to the Rights Agreement dated as of March 25, 1998 and an Amendment No. 2 to the Rights Agreement dated as of June 15, 2000 (collectively, the “Rights Agreement”); and

WHEREAS, pursuant to Section 7.a. of the Rights Agreement, the Final Expiration Date is defined as the close of business on September 9, 2006; and

WHEREAS, the Board of Directors of the Company approved a two year extension to the Final Expiration Date; and

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement to reflect the new Final Expiration Date on the terms and conditions set forth herein:

WHEREAS, the Company has the authority to amend the Rights Agreement without any approval of the holders of Rights pursuant to Section 28 of the Rights Agreement; and

NOW, THEREFORE, the parties hereto, in consideration of the premises and agreements contained herein, intending to be legally bound hereby, agree as follows:

1.     Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in the Rights Agreement.

2.     Amendment to Section 7.a. of the Rights Agreement. Section 7.a. of the Rights Agreement is hereby amended by deleting the date “September 9, 2006” in subsection (i) and substituting in its place the date “September 9, 2008”.

3.     Amendment to Exhibit A of the Rights Agreement. The first paragraph of Exhibit A of the Rights Agreement is hereby amended by deleting the date “September 9, 2006” and substituting in its place the date “September 9, 2008”.

4.     Amendment to Exhibit B of the Rights Agreement. The fourth paragraph of Exhibit B of the Rights Agreement is hereby amended by deleting the date “September 9, 2006” and substituting in its place the date “September 9, 2008”.

5.     Miscellaneous.

(a) The term “Agreement” as used in the Rights Agreement and the Exhibits thereto shall be deemed to refer to the Rights Agreement as amended hereby. The foregoing amendments shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

(b) This Amendment shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto by their duly elected officers have executed this Amendment as of the date first above written.

TECHNITROL, INC.                             REGISTRAR AND TRANSFER COMPANY

By: /s/ James M. Papada, III                    By: /s/ William P. Tatler

Name: James M. Papada, III                    Name: William P. Tatler

Title: CEO                                               Title: Vice President